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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF ULTRAK, INC.

          1. Ultrak Operating, L.P., a Texas limited partnership

          2. Ultrak GP, Inc., a Delaware corporation

          3. Ultrak LP, Inc., a Delaware corporation

          4. BLC & Associates, Inc., a California corporation

          5. Dental Vision Direct, Inc., a Texas corporation

          6. Diamond Electronics, Inc., an Ohio corporation

          7. JAK Pacific Video Warranty and Repair Service, Inc., a California corporation

          8. Ultrak Holdings Limited, a United Kingdom private limited liability company

          9. Groupe Bisset, S.A., a French corporation

         10. MAXPRO Systems Pty. Ltd., an Australian corporation

         11. VideV GmbH, a Germany corporation

         12. Monitor Dynamics, Inc., a California corporation

         13. Intervision Express Limited, a United Kingdom private limited liability company